Gladstone Investment Corporation Reports Financial Results for its
First Quarter Ended June 30, 2025
MCLEAN, VA, August 12, 2025: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its first fiscal quarter ended June 30, 2025. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	June 30, 2025	March 31, 2025	$ Change	% Change
For the quarter ended:
Total investment income	$23,544	$27,548	$(4,004)	(14.5)%
Total expenses, net(A)	14,456	20,319	(5,863)	(28.9)%
Net investment income(A)	9,088	7,229	1,859	25.7%
Net realized gain	—	20,879	(20,879)	(100.0)%
Net unrealized depreciation	(1,316)	(10,235)	8,919	(87.1)%
Net increase in net assets resulting from operations(A)	$7,772	$17,873	$(10,101)	(56.5)%
Net investment income per weighted-average common share(A)	$0.25	$0.20	$0.05	25.0%
Adjusted net investment income per weighted-average common share(B)	$0.24	$0.26	$(0.02)	(7.7)%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.21	$0.49	$(0.28)	(57.1)%
Cash distribution per common share from net investment income(C)	$0.27	$—	$0.27	NM
Cash distribution per common share from net realized gains(C)	$0.51	$0.24	$0.27	112.5%
Weighted-average yield on interest-bearing investments	14.1%	13.2%	0.9%	6.8%
Total dollars invested	$62,842	$14,024	$48,818	348.1%
Total dollars repaid and collected from sales and recapitalization of investments	$4,370	$117,579	$(113,209)	(96.3)%
Weighted-average shares of common stock outstanding - basic and diluted	36,908,943	36,837,381	71,562	0.2%
Total shares of common stock outstanding	37,352,676	36,837,381	515,295	1.4%

As of:
Total investments, at fair value	$1,036,745	$979,320	$57,425	5.9%
Fair value, as a percent of cost	103.9%	104.3%	(0.4)%	(0.4)%
Net assets	$485,304	$499,084	$(13,780)	(2.8)%
Net asset value per common share	$12.99	$13.55	$(0.56)	(4.1)%
Number of portfolio companies	27	25	2	8.0%
NM = Not Meaningful
(A)Inclusive of $0.2 million, or $0.01 per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended June 30, 2025 and $2.1 million, or $0.06 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended March 31, 2025, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended June 30, 2025, the following significant events occurred:
•Portfolio Activity:
◦In May 2025, we invested $49.5 million in a new portfolio company, Smart Chemical Solutions, LLC ("Smart Chemical"), in the form of $35.7 million of secured first lien debt and $13.8 million of preferred equity. Smart Chemical, headquartered in Midland, Texas, is a leading provider of production chemicals for onshore oil and gas operators throughout the United States.

◦In May 2025, we invested $12.8 million in a new portfolio company, Sun State Nursery and Landscaping, LLC ("Sun State"), in the form of $9.8 million of secured first lien debt and $3.1 million of preferred equity. Sun State, headquartered in Jacksonville, Florida, is a leading commercial landscaping installation and maintenance provider in the Jacksonville area.

◦In June 2025, we restructured our investment in PSI Molded Plastics, Inc. As a result of the restructuring, we converted debt with a cost basis of $10.6 million into preferred equity.
•Distributions and Dividends:
◦Paid an $0.08 per common share distribution to common stockholders in each of April, May and June 2025; and

◦Paid a $0.54 per common share supplemental distribution to common stockholders in June 2025.
•At-the-market (“ATM”) Program Activity:
◦Sold 515,295 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.23 per share and raised approximately $7.2 million in net proceeds. These sales were above our then-current estimated NAV per share.
First Quarter Results: Net investment income for the quarter ended June 30, 2025 was $9.1 million, or $0.25 per weighted-average common share, compared to net investment income of $7.2 million, or $0.20 per weighted-average common share, for the quarter ended March 31, 2025. This increase was a result of a decrease in total expenses, net of credits, primarily due to a decrease in accruals for capital gains-based incentive fees and income-based incentive fees, a decrease in interest expense and an increase in credits from Adviser, partially offset by a decrease in total investment income in the current quarter.
Total investment income for the quarters ended June 30, 2025 and March 31, 2025 was $23.5 million and $27.5 million, respectively. The decrease quarter over quarter was due to a $3.5 million decrease in success fee income and $0.7 million decrease in dividend income that did not reoccur in the current quarter as the timing of such fee income is variable. These decreases were partially offset by a $0.1 million increase in interest income primarily due to the collection of $1.5 million of past due interest from a portfolio company previously on non-accrual status in the current quarter.
Total expenses, net of credits, for the quarters ended June 30, 2025 and March 31, 2025 was $14.5 million and $20.3 million, respectively. The decrease quarter over quarter was primarily due to a $2.3 million decrease in accruals for capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, a $2.3 million decrease in income-based incentive fees and a $0.5 million decrease in interest expense due to decreased borrowings on the credit facility. The decrease was also due to a $0.4 million increase in credits from Adviser.
Net asset value per common share as of June 30, 2025 was $12.99, compared to $13.55 as of March 31, 2025. The decrease quarter over quarter was primarily due to $28.8 million, or $0.78 per common share, of distributions paid to common shareholders and $1.3 million, or $0.04 per common share, of net unrealized depreciation on investments and other. These decreases were partially offset by $9.1 million, or $0.25 per common share, of net investment income and $0.01 per common share of net accretive effect of equity offering.

Subsequent Events: After June 30, 2025, the following significant events occurred:
•Significant Investment Activity:
◦In July 2025, we invested $67.6 million in a new portfolio company, Global GRAB Technologies, Inc. ("Global GRAB"), in the form of $46.5 million of secured first lien debt and $21.1 million of preferred equity. Global GRAB, headquartered in Franklin, Tennessee, is a leading provider of turnkey perimeter security and hostile vehicle mitigation systems, serving various government and commercial organizations.
•Distributions and Dividends:
◦In July 2025, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
July 21, 2025	July 31, 2025	$0.08
August 20, 2025	August 29, 2025	0.08
September 22, 2025	September 30, 2025	0.08
	Total for the Quarter:	$0.24
•ATM program activity:
◦Subsequent to June 30, 2025, we sold 866,554 shares of our common stock under our common stock ATM program at a weighted-average gross price of $14.14 per share and raised approximately $12.1 million in net proceeds. These sales were above our then-current estimated NAV per share.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a weighted-average per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	June 30, 2025		March 31, 2025
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$9,088	$0.25	$7,229	$0.20
Capital gains-based incentive fee	(209)	(0.01)	2,129	0.06
Adjusted net investment income	$8,879	$0.24	$9,358	$0.26
Weighted-average shares of common stock outstanding - basic and diluted		36,908,943		36,837,381

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Wednesday, August 13, 2025, at 8:30 a.m. Eastern Time. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 20, 2025. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13754185. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2025, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com or call (703) 287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.
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